[Translated from Japanese]	Exhibit 10.84

Memorandum of Understanding Concerning Basic Agreements for Purchase and Sale

Nidek Co., Ltd. (hereinafter referred to as "Nidek") and Staar Japan Inc. (hereinafter referred to as "Staar Japan") hereby additionally agree as follows in connection with the terms and conditions of "Basic Agreement for Purchase and Sale of Injector Products" and "Basic Agreement for Purchase and Sale of Sterilized Intraocular Lens Products", each entered into between them as of May 23, 2005 (hereinafter collectively referred to as "Both Original Agreements"). Unless otherwise defined herein, terms used herein shall have the meanings ascribed to them in Both Original Agreements.

1.	Amendment to Article 3.3 of Both Original Agreements

Nidek and Staar Japan, desiring to distribute the Preset IOL System in any country or region other than and in addition to Japan and China, as designated in Article 3, Paragraph 2 of the Both Original Agreements, hereby agree to stipulate the scope of the territory set forth in Article 3, Paragraph 3 thereof and the conditions thereof as follows.

1.1	Staar Japan shall distribute the Preset IOL System on an exclusive basis in Germany and Australia (hereinafter referred to as "Exclusive Territory").

1.2
Nidek agrees to supply the Preset IOL System to Staar Japan's agents in Germany. Nidek shall agree to supply the Preset IOL System to Staar Japan's agents in Germany for a period of two (2) years beginning in July 2008, during which Staar Japan's agents in Germany shall not accept supply of the Preset IOL System from Staar Japan.

1.3
Distribution of the Preset IOL System by Staar Japan in the Exclusive Territory shall begin in July 2008, and distribution of the Preset IOL System by Nidek and Staar Japan in any country or region other than Japan, China and the Exclusive Territory (hereinafter referred to as "Individual Territory") shall begin in January 2009. Distribution in the Individual Territory shall be done at the discretion of each of Nidek and Staar Japan, subject to the following terms and conditions.

1.4	Except for Germany as designated in Article 1, Paragraph 2 above, each of Nidek and Staar Japan shall distribute the Preset IOL System under different names.

1.5
When each of Nidek and Staar Japan distributes the Preset IOL System directly by itself in the Individual Territory, each of them may only do so to one (1) distributor, save when there is any unavoidable reason not to do so, in which case the relevant party shall advise of such use of more than one (1) distributor to the other party in advance.

1.6
"Individual Territory" means one (1) country, or a territory in which a distributor, whose territory does not substantially overlap with that of any other distributor within the same country, carries out distribution, and "distributor" means agent, affiliate distributor, OEM reseller and similar distribution channels.

IN WITNESS WHEREOF, this memorandum has been executed in duplicate and each of Nidek and Staar Japan has indicated its name and affixed its seal hereunto, and each shall retain one (1) copy respectively.

Date: [December 25, 2008]

Nidek Co., Ltd.

/s/Tsuneo Matsuhisa
(Name) Tsuneo Matsuhisa
(Title) Senior Managing Director

STAAR Japan Inc.

/s/ Isamu Kamijo
(Name) Isamu Kamijo
(Title) Representative Director and President